Exhibit 10.2

ARENA PHARMACEUTICALS, INC.

SEVERANCE BENEFIT PLAN

Section 1.                              INTRODUCTION.

The Arena Pharmaceuticals, Inc. Severance Benefit Plan (the “Plan”) was established effective January 20, 2006 (the “Effective Date”).  The purpose of the Plan is to provide severance benefits to certain eligible employees of the Company and its subsidiaries upon selected terminations of service.  This Plan document is also the Summary Plan Description for the Plan.

Section 2.                              DEFINITIONS.

The following shall be defined terms for purposes of the Plan:

(a)           “Base Salary” means a Participant’s monthly base salary in effect immediately prior to the Covered Termination (including without limitation any cash compensation that is deferred by Participant into a Company-sponsored retirement or deferred compensation plan, exclusive of any employer matching contributions by the Company associated with any such retirement or deferred compensation plan and exclusive of any other Company contributions) and excludes all bonuses, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation.

(b)           “Board” means the Board of Directors of the Company, or a committee or subcommittee of such Board.

(c)           “Bonus Amount” means, with respect to a Participant, one-twelfth (1/12th) of the greater of (i) the average of the three (3) annual bonuses paid to the Participant by the Company prior to the date of such Participant’s Covered Termination, and (ii) the last annual bonus paid to the Participant by the Company prior to the date of such Participant’s Covered Termination.

(d)           “Cause” for the Company to terminate a Participant’s employment hereunder shall mean the occurrence of one or more of the following events if such event results in a demonstrably harmful impact on the Company’s business or reputation, as reasonably determined by the Board:

(1)           Participant’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties.  For a termination of employment to be for Cause pursuant to this subsection (2)(d)(1), the Participant must (a) receive a written notice which indicates in reasonable detail the facts and circumstances claimed to provide a basis for the termination of his or her employment for Cause; and (b) be provided with an opportunity to be heard no earlier than 30 days following the receipt of such notice (during which notice period the Participant has the opportunity to cure and has failed to cure or resolve the behavior in question).

(2)           Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude;

(3)           Participant’s willful engaging in gross misconduct; or

(4)           Participant’s unauthorized use or disclosure of material confidential information or material trade secrets of the Company.

The determination under this Plan that a Participant’s termination is with or without Cause shall be made by the Plan Administrator in good faith, and any such determination shall have no effect upon any determination of the rights or obligations of the Company or the Participant for any other purpose.

(e)           “Change in Control” shall have the meaning ascribed to it in the Company’s standard form of Termination Protection Agreement in effect on the Effective Date, or as amended from time to time.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Company” means Arena Pharmaceuticals, Inc. and its successors and assigns.

(h)           “Covered Termination” means, with respect to a Participant who immediately prior to a termination of employment was an employee of the Company, such Participant’s termination of employment by the Company without Cause or such Participant’s voluntary termination with Good Reason (excluding terminations due to Disability or death).

(i)            “Disability” means, with respect to a Participant, the inability of such Participant to perform satisfactorily all of the Participant’s usual services for the Company because the Participant has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Participant becomes disabled, then such term shall mean the Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(j)            “Good Reason” means, with respect to a Participant, any one of the following:

(1)           any reduction in Participant’s annual base salary (except for salary decreases generally applicable to the Company’s other similarly-situated employees);

(2)           any material reduction in the Participant’s target bonus level or bonus opportunities;

(3)           Participant’s duties or responsibilities are materially diminished (and not simply a change in title or reporting relationships); provided, however, that the Participant shall not have “Good Reason” to terminate if the Company is retained as a separate legal entity or business unit following the effective date of a Change of Control and the Participant holds the same position in such legal entity or business unit as the eligible employee held before the effective date of such Change of Control;

(4)           in the event the Participant is a member of the Board, any failure of the Board or one if its committees to re-nominate the Participant for election to the Board;

(5)           any significant reduction, in the aggregate, in the employee benefit programs made available to the Participant other than a reduction in such employee benefit programs affecting all employees of the Company substantially equally;

(6)           an increase in the Participant’s one-way driving distance from the Participant’s principal personal residence to the principal office or business location at which the Participant is required to perform services of more than 20 miles, except for required travel for the Company’s business to an extent substantially consistent with the Participant’s prior business travel obligations; or

(7)           the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform under the terms of the Plan.

The determination under this Plan that a Participant’s termination is with or without Good Reason shall be made by the Plan Administrator in good faith, and any such determination shall have no effect upon any determination of the rights or obligations of the Company or the Participant for any other purpose.  Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

(k)           “Participant” means each individual hereafter designated by the Board and listed on Exhibit A attached hereto.

(l)            “Plan Administrator” means Arena Pharmaceuticals, Inc.

(m)          “Severance Period” means, with respect to a Participant, the period of time following the Participant’s Covered Termination for which a Participant may be eligible to receive the benefits provided in Section 4 herein.  The Severance Period shall be the number of months corresponding to such Participant’s name on Exhibit A attached hereto.

Section 3.                              ELIGIBILITY FOR BENEFITS.

Subject to the requirements set forth in this Section, the Company shall provide severance benefits under the Plan to the Participants. In order to be eligible to receive benefits under the Plan, a Participant must (i) experience a Covered Termination (ii) execute a general waiver and release in substantially the form attached hereto as Exhibit B (or as then may be required by law to effect a release of claims), as appropriate, and such release must become effective in accordance with its terms, and (iii) return all Company-owned property to the

Company as instructed by the Company. The Company, in its sole discretion, may at any time modify the forms of the required release to effect a release of claims consistent with this Section 3.  In the event that a Participant’s employment is terminated as a result of such Participant’s death or Disability, then such Participant shall not be entitled to the benefits provided in this Plan.

Section 4.                              AMOUNT OF BENEFIT.

Subject to the limitations and reductions provided in this Plan, benefits under this Plan, if any, shall be provided to the Participants described in Section 3 in the following amounts:

(a)           Covered Termination Benefits.  Upon a Participant’s Covered Termination, such Participant shall receive the following severance package:

(1)           Cash Severance Benefits.  As soon as administratively practicable, but no later than fifteen (15) days following the effective date of the general waiver and release referenced in Section 3 of the Plan, each Participant listed on Exhibit A will receive a cash payment in an amount equal to the sum of Participant’s Base Salary and Bonus Amount multiplied by the number of months in the Participant’s Severance Period.

(2)           COBRA Benefits.  If such Participant timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then for the term of the Participant’s Severance Period, the Company will directly pay all premiums for medical, dental and vision coverage paid by such Participant (a) under COBRA and, to the extent applicable, any similar applicable state statute, and (b) to the extent that such coverage under COBRA and any such applicable state statute has been exhausted or is no longer available, then under any individual policy providing group medical, dental and vision benefits substantially similar to those provided to Participant immediately prior to his or her termination of Service.

(3)           Equity Acceleration and Continued Stock Option Post-Termination Exercise Period.  The Participant will receive immediate vesting of all stock options and other equity awards issued by the Company and held by such Participant that would have vested had the Participant remained employed by the Company through the end of the Severance Period.  In addition, with respect to stock options granted to the Participant, the Participant shall be entitled to exercise all of his or her vested stock options until the later of (i) the original post-termination exercise period provided in such Participant’s stock option agreement or (ii) the number of months equal to the Severance Period (but not beyond the original contractual life of the option); provided, however, that notwithstanding the foregoing, with respect to each stock option granted to the Participant before the Effective Date, such stock option (to the extent vested) shall remain exercisable until the later of: (x) the original post-termination exercise period provided in such Participant’s stock option agreement or (y) the number of months equal to the Severance Period (but not beyond the original contractual life of the option) or, if earlier, the latest date possible that would not cause such option to be treated as deferred compensation under 409A of the Code.

All cash severance payment referenced in this Section 4 shall be subject to all applicable tax withholdings and deductions required by law.  Except as provided herein, all terms, conditions and limitations applicable to a Participant’s stock options and/or equity awards shall remain in full force and effect.

(b)           Certain Reductions.  Notwithstanding any other provision of the Plan to the contrary, any benefits payable to a Participant under Sections 4(a)(1) and 4(a)(2) of this Plan shall be reduced (but not below zero) by any severance benefits payable by the Company or an affiliate of the Company to such Participant under any other policy, plan, program, agreement or arrangement, including, without limitation, an employment agreement or Termination Protection Agreement between such Participant and the Company.  In addition, to the extent that any federal, state or local laws, including, without limitation the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or any similar state statute, require the Company to give advance notice or make a payment of any kind to a Participant because of that Participant’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under Sections
4(a)(1) and 4(a)(2) of this Plan shall be reduced (but not below zero) by such required payments or notice.  The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of a Participant’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.

Section 5.                              LIMITATIONS ON BENEFITS.

(a)           Mitigation.  Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of service or employment termination.

(b)           Termination of Benefits.  Benefits under the Plan shall terminate immediately if the Participant, at any time, (i) engages in the unauthorized use or disclosure of the Company’s material confidential information, material trade secrets or material proprietary information under any written agreement under which the Participant has a such an obligation to the Company that survives the Participant’s termination of service to the Company, (ii) engages in any prohibited or unauthorized competitive activities or solicitation or recruitment of employees, in violation of any written agreement under which Participant has such an obligation to the Company that survives the Participant’s termination of service to the Company; (iii) violates any term or condition of this Plan or (iv) violates any term of the applicable general waiver and release referenced in Section 3 above.

(c)           Non-Duplication of Benefits.  No Participant is eligible to receive benefits under this Plan more than one time.

(d)           Indebtedness of Participants.  If a Participant is indebted to the Company or an affiliate of the Company on the date of his or her termination of employment or service, the Company reserves the right to offset any severance benefits payable in cash under the Plan by the amount of such indebtedness.

(e)           Parachute Payments.  If any payment or benefit a Participant would receive in connection with a change in control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs):  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s stock awards unless the Participant elects in writing a different order for cancellation.

The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within ten (10) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

Section 6.                              RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)           Exclusive Discretion.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons. Unless otherwise determined by the Board, the General Counsel of the Company shall perform the duties of the Plan Administrator under this Plan.

(b)           Amendment.  The Board reserves the right to amend this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment shall impair or reduce the rights of a Participant unless such Participant consents to such amendment of the Plan in writing.

(c)           Term of Plan. Notwithstanding the foregoing, the Plan and each Participant’s participation herein shall continue in effect through December 31, 2009; provided, however, that the term of this Plan and such participation shall automatically be extended for one additional year beyond December 31, 2008 and for successive one year periods thereafter, unless, not later than January 30 of each calendar year, commencing in 2007 for the 2010 calendar year (e.g., 2008 for the 2011 calendar year, 2009 for the 2012 calendar year, etc.), the Company shall have given written notice that it does not wish to extend this Plan or a Participant’s right to participate hereunder for an additional year, in which event this Plan (or such Participant’s participation, as the case may be) shall continue to be effective until December 31 of the applicable calendar year; provided, further, that, notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Plan, this Agreement shall remain in effect for a period of two (2) years after such Change in Control.

(d)           Deferred Compensation.  In the event that the payment of any benefits provided herein are subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be made pursuant to the payment schedule provided herein and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.  The Board may attach conditions to or adjust the amounts paid pursuant to this Section 6(d) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section
6(d); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

Section 7.                              CONTINUATION OF CERTAIN EMPLOYEE BENEFITS.

(a)           COBRA Continuation.  Each Participant who is enrolled in a group medical, dental or vision plan sponsored by the Company or an affiliate of the Company may be eligible to continue coverage under such group medical, dental or vision plan (or to convert to an individual policy), at the time of the Participant’s termination of employment under COBRA.  The Company will notify the Participant of any such right to continue group medical coverage at the time of termination.  No provision of this Plan will affect the continuation coverage rules under COBRA.  Therefore, the period during which a Participant may elect to continue the Company’s group medical, dental or vision coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan.  At the conclusion of the payments made by the Company pursuant to Section 4 herein, if any, the Participant will be responsible for the entire payment of premiums required under COBRA for the duration, if any, of the COBRA period.

(b)           Other Employee Benefits.  All non-health benefits (such as life insurance, disability and 401(k) plan coverage) terminate as of an employee’s termination date (except to the extent that a conversion privilege may be available thereunder).

Section 8.                              NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ or service of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

Section 9.                              LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 10.                            CLAIMS, INQUIRIES AND APPEALS.

(a)           Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The Plan Administrator is:

Arena Pharmaceuticals, Inc.

6166 Nancy Ridge Drive

San Diego, CA 92121

Attn: General Counsel

(b)           Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The written notice of denial will be set forth in a manner designed to be understood by the employee and will include the following:

(1)           the specific reason or reasons for the denial;

(2)           references to the specific Plan provisions upon which the denial is based;

(3)           a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)           an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This written notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)           Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

Arena Pharmaceuticals, Inc.

6166 Nancy Ridge Drive

San Diego, CA 92121

Attn: General Counsel

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)           Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)           the specific reason or reasons for the denial;

(2)           references to the specific Plan provisions upon which the denial is based;

(3)           a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)           a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.

(e)           Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)            Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 10, then the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 11.            BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company.  The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

Section 12.            OTHER PLAN INFORMATION.

(a)           Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 23-2908305. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 501.

(b)           Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)           Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is Arena Pharmaceuticals, Inc., Attn: General Counsel, 6166 Nancy Ridge Drive, San Diego, CA 92121.

(d)           Plan Sponsor and Administrator.  The “Plan Sponsor” and the “Plan Administrator” of the Plan is Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, CA 92121.  The Plan Sponsor’s and Plan Administrator’s telephone number is (858) 453-7200.  The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 13.                            STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA.  If you are a Participant in the Plan, under ERISA you are entitled to:

Receive Information about the Plan and Your Benefits

(a)           Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;

(b)           Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series).  The Plan Administrator may make a reasonable charge for the copies; and

(c)           Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

Enforce Your rights

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from exercising your rights under ERISA.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

Section 14.                            EXECUTION.

To record the adoption of the Plan as set forth herein, effective as of the Effective Date, Arena Pharmaceuticals, Inc. has caused its duly authorized officer to execute the same this 20th day of January, 2006.

Arena Pharmaceuticals, Inc.

/s/ Robert E. Hoffman
Robert E. Hoffman
Vice President, Finance and
Chief Financial Officer

EXHIBIT A

PARTICIPANT:	SEVERANCE PERIOD (IN MONTHS):

JACK LIEF	18

DOMINIC BEHAN	12

STEVEN SPECTOR	12

WILLIAM SHANAHAN	12

ROBERT HOFFMAN	12

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Arena Pharmaceuticals, Inc. Severance Benefit Plan (the “Plan”). I understand that this release and waiver (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under the Plan, I hereby generally and completely release the Company and its directors, officers, employees, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, and affiliates from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to (i) my employment, (ii) the termination of my employment or (iii) events, acts, conduct, or omissions between Arena and me occurring prior to my signing this Release, except for claims for benefits set forth in the Severance Plan, any Termination Protection Agreement applicable to me and applicable equity compensation plans and grants.  Subject to the foregoing, this Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.

If I am over the age of 40 years at the time of an Covered Termination (as that term is defined in the Plan), I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days (or such greater time as may be required by law) to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke

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the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

If I am not over the age of 40 years at the time of an Covered Termination (as that term is defined in the Plan), I understand and agree that I will have ten days to consider and execute this release and that it shall be effective upon such execution.

Except if prohibited by law or regulation, (i) I represent that I have not filed any claims against the Company and agree that I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein and (ii) I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

EMPLOYEE

Name:
Date:

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